CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 347 and Amendment No. 350 to the Registration Statement on Form N-1A of EA Series Trust for the WHITEWOLF Publicly Listed Private Equity ETF and WHITEWOLF Commercial Real Estate Finance Income ETF and to the use of our report dated March 22, 2024 on the financial statements and financial highlights of WHITEWOLF Publicly Listed Private Equity ETF, a series of EA Series Trust. Such financial statements and financial highlights appear in the 2024 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

                        /s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
May 28, 2024